EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 17th day of November, 2003, by and between YAK COMMUNICATIONS INC., a Florida corporation, with offices at 55 Town Centre, Suite 610, Scarborough, Ontario M1P 4X4 (the “Company”), and DAVID B. HURWITZ, residing at 48 Dalton Way, Holland, Pennsylvania 18966 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment. The Company agrees to employ the Executive, and the Executive agrees to continue in employment with the Company, subject to the terms and conditions herein set forth.

2. Term. The term of the Executive’s employment under this Agreement shall commence on January 5, 2004 (the “Effective Date”) and shall terminate on the fourth (4th) anniversary of the Effective Date, subject to the early termination provisions of this Agreement (such initial period and any renewal periods are collectively referred to herein as the “Term”), and shall renew for one year increments thereafter, if not canceled by either party within 180 days prior to its termination. For the first 6 months of employment the Executive shall be under a probationary period.

3. Duties.

3.1 During the Term, the Executive shall be employed as Chief Operating Officer of the Company’s US division and any successors thereto or to its business, and shall be in charge of and responsible for the general and supervisory duties normally and customarily attendant to such office and shall render such other lawful services, and exercise such powers, which are from time to time requested of him, assigned to him or vested in him by the President and Chief Executive Officer of the Company (the “CEO”) and which are commensurate with his position as Chief Operating Officer. The Executive shall diligently perform all services as may be assigned to him by the CEO, and shall exercise such power and authority as may from time to time be delegated to him by the CEO or Board of Directors of the Company.

3.2 The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

4. Base Compensation. In consideration for services to be performed hereunder by Executive, the Company shall pay to the Executive an annual base salary of $200,000 in installments payable in accordance with the Company’s customary payroll practices and subject to tax withholding in accordance with applicable law, but in no event less than one time per month. On each anniversary of the Effective Date of this Agreement, the Executive’s base salary shall be increased in an amount determined by the CEO in his sole discretion; provided that any such increase must be at a minimum an amount equal to the base salary then in effect multiplied by the percentage increase (if any) in the consumer price index for the major metropolitan area where the Executive is located from the preceding year. In addition, the Company shall reimburse the Executive for all necessary and reasonable expenses incurred by him in the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate receipts therefor.

5. Benefits and Cash Bonus.

5.1 During the Term, the Executive shall be eligible to participate in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees generally, to the extent that he is eligible under the general provisions thereof. The Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or other plan or program of the Company now existing or established hereafter for the benefit of its employees or executives generally, to the extent that he is eligible to participate under the general provisions thereof.

5.2 During the Term, the Company shall provide the Executive with a policy of term life insurance in an amount equal to not less than $360,000 payable to such beneficiary or such beneficiaries as shall be designated in writing by the Executive.

5.3 During the Term, the Executive shall be entitled to receive an annual bonus, payable within sixty (60) days following the end of each fiscal year during the Term, based on the achievement by the Company or the Executive of such targets as the CEO and Board of Directors may from time to time prescribe in their sole discretion; and provided further that upon the termination of Executive’s employment hereunder for any reason other than a discharge of Executive by the Company for Cause (as defined below), Executive’s death or Disability (as defined below) or Executive’s resignation without Good Reason (as defined below), the final bonus shall be prorated based on that portion of the then current fiscal year that Executive was employed with the Company.

5.4 During the Term, the Company shall provide Executive an automobile allowance of $600 per month to cover Executive’s use of his vehicle for business purposes.

6. Stock Option Grant. As provided in the stock option agreement attached hereto as Exhibit A, the Executive will be granted options to purchase shares of the Company’s common stock under the 1999 YAK Communications, Inc. Stock Option Plan (the “Option Plan”). The stock option shall be for 65,000 options at a price of $13 and to be vested over the four-year term of employment pro-rated equally for each year of employment.

7. Termination of Executive’s Employment.

7.1 The Executive’s employment hereunder may be terminated by the Company or by the Executive at any time upon 30 days’ prior written notice to the non-terminating party. Upon termination, the Executive shall be solely entitled to the compensation and benefits described in this Section 7. Any amount payable under this Section 7 will be subject to tax withholding in accordance with applicable law and subject to the Company’s normal payroll practices.

7.2 In the event that the Executive’s employment hereunder is terminated as a result of (i) his death, (ii) his Disability (as defined below), (iii) his discharge by the Company for Cause (as defined below), or (iv) his resignation without Good Reason (as defined below), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid salary and benefits through the date of such termination. The Executive shall not be entitled to any final bonus payment under Section 5.3. All salary and benefits shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Executive, and the Company shall have no further obligations or liabilities to the Executive hereunder.

7.3 In the event that the Executive’s employment hereunder is terminated (i) without Cause by the Company or (ii) by the Executive for Good Reason, then the Company shall be obligated to make monthly severance payments to Executive in an amount equal to his monthly base salary, at the rate in effect immediately preceding such termination, (or if such termination is by the Executive for Good Reason as described in Section 7.6.4(i), the rate in effect immediately preceding the reduction in the Executive’s base salary), for a period equal to six-months. In addition, the Executive shall be entitled to a final bonus payment as provided in Section 5.3 and the prorated vesting of any/all options earned.

7.4 Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment hereunder is terminated without Cause by the Company or by Executive for Good Reason following a Change in Control (as defined below), then, within sixty (60) days of the termination, the Company will make a single sum severance payment to Executive in an amount equal to the greater of: (i) the total amount of base salary Executive would have received during the remainder of the Term, but for such termination, or (ii) one and one-half (1.50) times his annual base salary. In either case, for purposes of this Section 7.4, Executive’s base salary shall be determined with reference to his rate of base salary as in effect immediately preceding the termination of his employment hereunder (or, if such termination is by Executive for Good Reason as described in Section 7.6.3(i), the rate of base salary in effect immediately preceding the reduction in Executive’s base salary). Any amount paid under this Section 7.4 will be in lieu of, and not in addition to, any amount otherwise payable under Section 7.3.

7.5 Payments under this Section 7 shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments”

under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Section 7, then the amount payable under Section 7 will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Section 7 are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accounting firm selected by the Board or by such other qualified person or firm as the Board may select. In the event of any underpayment or overpayment under this Section 7 (as determined after the application of this Section 7.5), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

7.6 For purposes of this Agreement, the following definitions will apply

7.6.1	“Cause” shall mean: (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within ten (10) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, intentional misappropriation of funds, (iii) conviction of a felony or any other crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Executive’s duties hereunder, which is not cured within ten (10) days after written receipt by the Executive of written notice of same.

7.6.2	“Change in Control” shall mean (i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company=s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) a liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

7.6.3	“Disability” shall mean the Executive as a result of mental or physical incapacity, disability or illness becomes unable to properly and fully perform his duties and responsibilities hereunder for a period of 90 days within any 360-day period, all as evidenced by the written certification of a qualified medical doctor selected by the Company.

7.6.4	“Good Reason” shall mean: (i) a reduction in Executives bonus or fringe benefits other than in proportion to reductions applicable to other senior executive officers of the company, (ii) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iiv) the Company’s requiring the Executive to be based at any office or location outside of a 60 mile radius from his home except for travel reasonably required in the performance of the Executive’s responsibilities.

7.6.5	“Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

8. Covenants of the Executive.

8.1 Confidentiality. The Executive acknowledges that his employment by the Company will, throughout his employment, bring him into close contact with the confidential affairs of the Company, including information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, and other business affairs, methods and information, including plans for future developments, not readily available to the public. The Executive further acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and that the Company currently competes or intends to compete with other organizations that are located in all of the states of the United States. In recognition of the foregoing, the Executive covenants and agrees that: (i) he will not knowingly divulge any material confidential matters of the Company which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company during his employment by the Company hereunder or following the expiration or termination of his employment with the Company for any reason; (ii) he will deliver promptly to the Company at the end of Term, or at any other time as the Company may so request, at the Company’s expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the businesses of the Company which he obtained while employed by, or otherwise serving or acting on behalf of, the Company, or any of its subsidiaries or affiliates, and which he may then possess or have under his control; and (iii) during the Term and any additional period during which the Executive may be employed by the Company (whether or not such employment shall be pursuant to written agreement) the Executive will not, unless the Board shall otherwise consent, along or together with any other person, firm, partnership, corporation, or other entity whatsoever (except any subsidiaries or affiliates of the Company), directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, representative, public relations or advertising representative, management consultant or otherwise, engage in or become or be interested in or associated with any other person, corporation, firm, partnership or other entity engaged in any business which is competitive with any business conducted or contemplated by the Company.

8.2 Non-competition. At all times while the Executive is employed by the Company and for a one year period after the termination of the Executive’s employment with the Company for any reason (other than by the Company without Cause or by the Executive for Good Reason), the Executive shall not, directly or indirectly for himself or for any other person or entity; (i) directly solicit any of the company’s end-user accounts for the purpose or with the effect of inducing such accounts to place any long distance telecommunications business with any entity other than the Company, and (ii) approach or otherwise interfere with any of the company’s agents or resellers for the purpose or with the effect of inducing such agents and resellers to move existing end-user customers away from the company. The Executive may own, as a passive investor, securities of a corporation engaged in a competitive line of business with the company, so long as executive’s interest in such companies remains passive and does not interfere with the devotion of executive’s full time, energies, labor and skills to the business of the company during each business day.

8.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective end-user customers of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

8.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the AWork Product@) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

8.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

8.6 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 8 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 8 (including without limitation the length of the term of the provisions of this Article 8) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 8 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 8. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company=s successors and assigns.

8.7 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 8 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

8.8 Extension of Time. If the Executive shall be in violation of any provision of this Article 8, then each time limitation set forth in this Article 8 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 8 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

8.9 Survival. The provisions of this Article 8 shall survive the termination of this Agreement, as applicable.

8.10 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Article 8 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 8 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida applicable to contracts executed in and to be performed solely within such state.

10. Notices. All notices required or permitted to be given by either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or by telecopier or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party as follows:

If to the Company:	YAK Communications Inc. 55 Town Centre, Suite 610 Scarborough, Ontario M1P 4X4 Attention: President & CEO

With a copy to:	Adorno & Yoss, P.A. 2601 S. Bayshore Drive, Suite 1600 Miami, Florida 33133 Attention: Dennis J. Olle

If to the Executive:	David B. Hurwitz 48 Dalton Way Holland, PA 18966

11. Miscellaneous.

11.1 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior oral or written agreements and understandings; however, this Agreement shall not supersede, diminish or modify any rights of the Executive under any employee benefit plans of the Company. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by the Company and the Executive, or in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in any one instance shall not be regarded as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

11.2 Further Acts. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

11.3 Survivability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

11.4 Successors and Assigns. This Agreement shall insure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates (including YAK Communications Inc.) or to which the Company sells all or substantially all of its assets, and upon the Executive and his executors, administrators, heirs and legal representatives. Executive shall not assign or delegate his rights or obligations hereunder, or portion thereof, to any other person.

11.5 Headings. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

11.6 Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute one instrument.

11.7 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

11.8 Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

11.9 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

11.10 Further Assurances. The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Agreement, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

11.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

Attest		YAK COMMUNICATIONS INC.

By:

		By:	/s/ Charles Zwebner	11/17/03 Date
President & CEO
(Corporate seal)

		By:	/s/ David B. Hurwitz	11/17/03 Date
David B. Hurwitz